EXHIBIT 99.1

September 30, 2013

Mr. Scott Scharfman

Management Committee Director

Mill Road Capital Management LLC

382 Greenwich Avenue

Suite One

Greenwich, CT 06830

RE:	Notice of Acquisition Proposal

Dear Mr. Scharfman:

The members of the Board of Directors of R.G. Barry Corporation are in receipt of your letter dated September 11, 2013.

Your letter is noticeably silent as to how Mill Road would finance the proposed transaction. Before the Board will invest any time or resources in a review of your proposal, it must be better informed as to your source or sources of financing, the timing related thereto and the likelihood of your being able to consummate a transaction.

Very truly yours,

/s/ Gordon Zacks

Gordon Zacks

Chairman of the Board